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                                  SUPPLEMENT TO
                           LITIGATION SETTLEMENT OFFER
                                      AIMCO
                             AIMCO PROPERTIES, L.P.
        is offering to purchase any and all limited partnership units in

                         NATIONAL PROPERTY INVESTORS III
                          FOR $153.85 PER UNIT IN CASH

                       OFFER EXTENDED TO DECEMBER 19, 2003

         On November 6, 2003, we commenced a litigation settlement offer to acquire all of the outstanding units of your partnership as part of a court-approved settlement of class and derivative litigation brought on behalf of limited partners in your partnership and others. The expiration date of our offer as set forth in the Litigation Settlement Offer dated November 6, 2003 (the "Litigation Settlement Offer") was December 9, 2003. We have extended our offer, and our offer and your withdrawal rights will now expire at midnight, New York City time, on December 19, 2003 (unless we further extend the deadline).

         Our offer is made upon the terms and subject to the conditions set forth in the Litigation Settlement Offer, this Supplement and the accompanying Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer"). Upon the terms and subject to the conditions set forth in the Offer, we will accept any and all units validly tendered in response to our Offer.

         You may withdraw your tender of units pursuant to the Offer at any time prior to December 19, 2003, including any extensions.

         You will not pay any partnership transfer fees if you tender your units pursuant to the Offer. You will pay any other fees or costs, including any transfer taxes.

         Our offer price will be reduced for any distributions subsequently made or declared by your partnership prior to the expiration of our Offer.

         If you have already tendered your units in accordance with the original letter of transmittal that was mailed with the Litigation Settlement Offer, you need not take any further action to continue to tender your units.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE LITIGATION SETTLEMENT OFFER FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

         If you decide to accept our Offer, you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our Offer, at one of its addresses set forth below. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE LITIGATION SETTLEMENT OFFER, THE LETTER OF TRANSMITTAL OR FOR A COMPLETE COPY OF THE APPRAISAL OF ANY OF YOUR PARTNERSHIP'S PROPERTY MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (800) 467-0821.

                                December 5, 2003


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         Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept the Offer. You are encouraged to carefully review the Litigation Settlement Offer and the executive summary of the independent appraiser's report attached as Annex II thereto, this Supplement, the accompanying Letter of Transmittal, and any other information available to you and to seek the advice of your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept the Offer.

         THE OFFER WAS OFFERED TO ALL CURRENT UNITHOLDERS WHETHER OR NOT THEY REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS. IF YOU REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS BUT TENDER YOUR UNITS, BY SIGNING THE ENCLOSED LETTER OF TRANSMITTAL, YOU WILL RELEASE US FROM CLAIMS THAT YOU WOULD OTHERWISE HAVE PRESERVED BY REQUESTING EXCLUSION. IF YOU DID NOT REQUEST EXCLUSION, YOU WILL RELEASE ANY KNOWN OR UNKNOWN CLAIMS ARISING OUT OF THE CLASS AND DERIVATIVE LITIGATION IF THE JUDGMENT APPROVING THE SETTLEMENT IS AFFIRMED ON APPEAL. BY EXECUTING THE ENCLOSED LETTER OF TRANSMITTAL, MOREOVER, YOU WILL RELEASE THOSE CLAIMS EVEN IF THE JUDGMENT IS REVERSED OR OTHERWISE VACATED ON APPEAL.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

    By Mail:               By Overnight Courier:                By Hand:

  P.O. Box 238           1275 Valley Brook Avenue       1275 Valley Brook Avenue
Lyndhurst, NJ 07071         Lyndhurst, NJ 07071            Lyndhurst, NJ 07071

                       For information, please call:

                         TOLL FREE: (800) 467-0821



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